Exhibit 10.2

TERRESTRIAL ENERGY INC.

SECOND AMENDED AND RESTATED

2024 STOCK OPTION PLAN

1              Purpose and Background.

(a)	The purpose of this Terrestrial Energy Inc. Second Amended and Restated 2024 Stock Option Plan (the “Plan”) is to advance the interests of Terrestrial Energy Inc., a Delaware corporation (the “Corporation”), and its Subsidiaries, by (i) encouraging the directors, officers, employees and consultants of the Corporation and its Subsidiaries to acquire shares in the Corporation, thereby increasing their proprietary interest in the Corporation; (ii) encouraging them to remain associated with the Corporation and its Subsidiaries; and (iii) furnishing them with additional incentive in their efforts on behalf of the Corporation and its Subsidiaries in the conduct of their affairs.

For these purposes, “Subsidiary” is defined as any corporation more than 50% of the outstanding voting securities of which are owned by the Corporation or any other subsidiary, directly or indirectly, or a partnership or limited liability company in which the Corporation or any subsidiary is a general partner or manager or holds interests entitling it to receive more than 50% of the profits or losses of the partnership or limited liability company.

(b)	In addition to the ongoing purpose set forth above, the Corporation adopted this Plan to grant substitute options in connection with the redomestication of Terrestrial Energy Inc. to Delaware to individuals who previously held options to acquire shares under the Terrestrial Energy Inc. Amended and Restated 2014 Stock Option Plan (the “TEI Plan”). For the avoidance of doubt, any directors, officers, employees or consultants of Terrestrial Energy (Ontario) Inc. f/k/a Terrestrial Energy Inc. (“TEI”) who held options to acquire shares under the TEI Plan were eligible to receive substitute options under this Plan as of the initial effective date of this Plan.

2              Administration and Granting of Options.

(a)	The Plan shall be administered by the board of directors of the Corporation (the “Board”); provided, that the Board may delegate administration of the Plan or certain of its powers of administration to a committee of three members of the Board (the “Committee”). The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members. Subject to any limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

(b)	The Board and each member thereof, and any person acting pursuant to authority delegated by the Board, (i) shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Corporation or its Subsidiaries, or the Corporation’s auditors, consultants or any other agents assisting in the administration of the Plan; (ii) shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan; and (iii) shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination. The determinations, interpretations and other actions of the Board pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

(c)	The Board hereby expressly delegates to the Committee the authority to designate from time-to-time directors, officers, employees or consultants of the Corporation or any Subsidiary (the “Optionees”) to whom options to purchase authorized but unissued common shares of the Corporation (the “Common Shares”) may be granted, the number of Common Shares to be optioned to each, and the terms and conditions applicable to any such option with the exception of the exercise price of the Common Shares covered by each option, subject in all events to the limits set forth in Sections 3 and 4.

(d)	Every option granted under this Plan shall be evidenced by a written agreement between the Corporation and the relevant Optionee, and any notices or amendments related thereto (each, an “Option Agreement”) and the provisions of each Option Agreement shall conform to and be governed by this Plan. Only options granted under the TEI Plan that were intended to be and specified as incentive stock options subject to Section 422 of the Internal Revenue Code (collectively, “Incentive Stock Options”) and which have been subsequently been substituted under this Plan may be Incentive Stock Options hereunder, and no further Incentive Stock Options may be granted hereunder. Thus Incentive Stock Options may be held only by those individuals who hold Incentive Stock Options as of the initial effective date of this Plan. In the event of any discrepancy between the terms of an Option Agreement and this Plan, the terms of this Plan shall govern, provided, that, in the case of any Option Agreement which is issued (as determined by the Committee in its absolute discretion) to any Optionee who is subject to taxation in the United States, the Committee shall have discretion to agree to terms which differ from the Plan to the extent that the number of options granted does not exceed the number specified in Section 3, as amended from time to time by resolution of the Corporation, and such terms are in compliance with applicable laws. For the avoidance of doubt, (i) the terms contained in the Option Agreement of each Incentive Stock Option granted under the TEI Plan and substituted hereunder are hereby incorporated into this Plan by reference and (ii) no provision in this Plan that would increase the rights available under any Incentive Stock Option shall apply to any Incentive Stock Option.

(e)	The Board or Committee, as applicable, shall in exercising its discretion under the Plan comply with all contractual obligations of the Corporation in effect from time to time, whether contained in the Corporation’s Certificate of Incorporation or Bylaws.

(f)	Each option shall be subject to the requirement that, if at any time counsel to the Corporation shall advise that the listing, registration or qualification of the Common Shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Common Shares thereunder, such option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration or qualification.

(g)	An Option Agreement may include a provision whereby the Corporation may elect to repurchase all or any part of the Common Shares acquired by the Optionee. Unless otherwise determined by the Board and subject to compliance with applicable laws, the repurchase price will be the fair market value of the Common Shares on the date of repurchase. An Option Agreement may also include a provision whereby the Corporation may elect to exercise a right of first refusal following receipt of notice from the Optionee of the intent to transfer all or any part of the Common Shares received under the option. Except as expressly provided in this paragraph or in the Option Agreement, such right of first refusal shall otherwise comply with any applicable provisions of the bylaws of the Corporation. The Board reserves the right to assign the Corporation’s rights of repurchase and first refusal.

3              Common Shares Subject to Plan. Subject to adjustment under Section 13, the aggregate number of Common Shares to be delivered upon the exercise of all options granted under the Plan shall not exceed 412,375 Common Shares at the time of any granting of options, or any lesser maximum number of Shares permitted under the rules of any stock exchange on which the Common Shares are listed, if any, or by any other regulatory body having jurisdiction (in either case, an “Authority”). Further, the maximum number of Common Shares that may be issued under Incentive Stock Options is 142,500; provided, that only options granted under the TEI Plan that were intended to be Incentive Stock Options and have subsequently been substituted under this Plan may be Incentive Stock Options hereunder. If any option granted under this Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased Common Shares that were subject to the expired or terminated option shall again be available for the purpose of this Plan. In addition, any Common Shares that are withheld for the payment of taxes or received by the Corporation as payment of the exercise price of an option, shall again be available for the purpose of this Plan.

4             Number of Optioned Shares. Subject to adjustment under Section 13 the number of Common Shares subject to an option to an Optionee shall be determined by the Committee, but no Optionee shall be granted an option which exceeds the maximum number of Common Shares permitted by any Authority.

5             Vesting. The Committee may, in its discretion, determine the time during which options shall vest and the method of vesting or that no vesting restriction shall exist. Vesting terms will be set out in each Optionee’s Option Agreement. Unvested options may not be exercised following the Termination of Service Date (as defined below).

For the purposes of this Plan, the “Termination of Service Date” means date on which an Optionee ceases to provide Services as a result of the termination of the Optionee’s employment or engagement with the Corporation or any Subsidiary for any reason, including death, retirement, resignation, involuntary termination with or without cause, or as a result of a disability. For the purposes of this definition and the Plan, an Optionee’s employment or engagement with the Corporation or any Subsidiary shall be considered to have terminated on the last day of the Optionee’s Services with the Corporation or any Subsidiary, as the case may be, whether such day is selected by agreement with the Optionee, or unilaterally by the Optionee or the Corporation or any Subsidiary, and whether with or without advance notice to the Optionee.

6             Participation. The Committee shall determine to whom options shall be granted, the terms and provisions of the respective Option Agreements, the time or times at which such options shall be granted and the number of Common Shares to be subject to each option. An individual who has been granted an option may, if he is otherwise eligible, and if permitted by any Authority, be granted an additional option or options if the Committee shall so determine.

7             Exercise Price. The exercise price of the Common Shares covered by each option shall be determined by the Board. Unless specifically determined otherwise by the Board, the exercise price for each option granted following the date of adoption of the Plan shall not be less than the fair market value of the Common Shares on the date of grant, as determined by the Board acting in good faith in accordance with (i) the requirements of Section 409A of the Code (“Section 409A”) for Optionees who are subject to taxation in the United States, or (ii) such other applicable legal requirements with respect to Optionees who are not subject to taxation in the United States.

8             Option Period, Consideration and Payment.

(a)	Subject to paragraph (b), each option shall be exercisable during the period beginning when that option vests and ending at the time, if any, fixed by the Committee and specified in the Option Agreement relating to that option, but in no case to exceed any maximum period permitted by any Authority. If no expiry date is set out in the Option Agreement, each option will expire 20 years after its grant date; provided, however, that any Incentive Stock Option will expire 10 years after its grant date (except with respect to an Optionee owning more than 10% of the voting power of the Corporation), in which case, any Incentive Stock Option will expire five years after its grant date).

(b)	Except as permitted under Sections 11 and 15, no option may be exercised by a person who is not an Optionee.

(c)	The exercise of any option will be contingent upon receipt by the Corporation at its headquarters of a written notice of exercise, specifying the number of vested Common Shares with respect to which the option is being exercised. The notice of exercise must be accompanied by cash, certified check, bank draft, money order or electronic payment for the full purchase price of such Common Shares with respect to which the option is exercised. Subject to the approval of the Board, and only with respect to options that are not Incentive Stock Options, the Optionee may, but is not required to, “net exercise” such option such that the Optionee shall receive the number of vested Common Shares with respect to which the option is being exercised, reduced by the number of vested Common Shares with respect to which the option would be exercised but are required to cover the sum of the aggregate exercise price and any taxes required or permitted to be withheld in connection with the option’s exercise.

(d)	No Optionee or his legal representatives will be, or will be deemed to be, a holder of any Common Shares subject to an option under this Plan unless and until the certificates or appropriate book entry or electronic registration for such Common Shares are issued to or entered on behalf of such persons under the terms of the Plan, which shall be done expeditiously on request.

(e)	Notwithstanding any other provision of this Plan, no option may be exercised unless the Optionee enters into a shareholders’ agreement, if any, then in force with respect to the governance of the Corporation and its shareholders.

9            Tax Withholdings. The Corporation or any Subsidiary, as the case may be, may withhold any amount considered by the Corporation or any Subsidiary to be required by any taxing or other Authority to be withheld or paid by the Optionee and shall remit such amount to the taxing or other Authority on behalf of the Optionee. Unless “net exercise” is permitted in the Board’s discretion pursuant to Section 8(c), if the Optionee’s compensation is insufficient to cover the applicable amount in full, the Optionee shall remit the any outstanding amount by cash, certified check, bank draft, money order or electronic payment.

10            Ceasing to be a Director, Officer, Employee or Consultant.

(a)	If an Optionee ceases to be a director, officer, employee or consultant of the Corporation or any Subsidiary for any reason other than the death of the Optionee, the Optionee’s unvested options shall immediately terminate on the Termination of Service Date and the Optionee’s vested options may be exercised until the earlier of (i) the expiry date or (ii) the end of any applicable post-termination period set forth in the Option Agreement (e.g., with respect to any Incentive Stock Option).

(b)	Nothing contained in the Plan or in any option granted pursuant to the Plan gives any Optionee any right to continue acting as a director, officer, employee or consultant of the Corporation or any Subsidiary.

(c)	An Optionee shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to not receiving, any options which would have vested or been granted after the Termination of Service Date including but not limited to damages in lieu of notice of termination at common law or civil law and each Optionee waives their rights to any such entitlements.

11            Death of an Optionee. Unless specifically contemplated in an Option Agreement that an Optionee’s unvested options will vest upon the date of death of such Optionee, no unvested options will vest upon or after the date of death of an Optionee. An Optionee’s vested options may be exercised by the executor of such deceased Optionee.

12            Cash in Lieu of Shares. Optionees who are not subject to taxation in the United States may elect to surrender their options to the Corporation in exchange for payment in Common Shares (or with the consent of the Board, in cash), calculated with reference to the fair market value of the Common Shares at the time of exercise minus the exercise price and any applicable withholdings, and the Board may specify the circumstances under which such election will be available, the manner in which such election may be exercised, and the manner in which the fair market value of the Common Shares will be determined.

13            Adjustments. If after the initial approval of the Plan, the Corporation subdivides, consolidates or reclassifies any of its Common Shares, pays stock dividends or reorganizes or causes a material reorganization of the capital of the Corporation (the “Reorganization”), the Corporation shall make any appropriate adjustments to the number of Common Shares optioned or to the option price per Common Share, or both, in respect of options granted or to be granted or both, as the circumstances may require to provide the Optionee with the same approximate rights vis a vis the Corporation’s outstanding capital as such Optionee would have had if no such Reorganization had occurred. Notwithstanding the foregoing, no adjustment provided for under this Section 13 shall require the Corporation to sell or otherwise issue a fractional Common Share under any option, and the total adjustment with respect to any option shall be limited by deleting any fractional Common Share.

14            Liquidity Event. Notwithstanding any other provision of this Plan, in the event of an actual or potential Liquidity Event, the Board may, in its discretion, without the necessity or requirement for the agreement of any Optionee: (a) accelerate, conditionally or otherwise, on such terms as it sees fit, the vesting of any option; (b) permit the conditional exercise of any option, (c) otherwise amend or modify the terms of the options to assist the Optionees to tender the underlying Common Shares to, or participate in, the actual or potential Liquidity Event or to obtain the advantage of holding the underlying Common Shares during such Liquidity Event; (d) with respect to options held by an Optionee who is not subject to taxation in Canada, terminate, following the successful completion of such Liquidity Event, on such terms as it sees fit, the options not exercised prior to the successful completion of such Liquidity Event in exchange for a payment, in such form as may be determined by the Board, equal to the excess, if any, of (1) the value of the Common Stock the Optionee would have received in the Liquidity Event in respect of the Common Stock issuable to the Optionee upon the exercise of the option, over (2) any exercise price payable by such Optionee in connection with such exercise, subject to required withholdings, or (e) with respect to options held by an Optionee who is subject to taxation in Canada, provide that (A) the Optionee may elect to surrender any vested and exercisable options to the Corporation in consideration for a cash payment equal to the excess, if any, of (1) the value of the Common Stock the Optionee would have received in the Liquidity Event in respect of the Common Stock issuable to the Optionee upon the exercise of the option, over (2) any exercise price payable by such Optionee in connection with such exercise, subject to required withholdings, whereupon such Options will be deemed to have been cancelled (and in the event of such a surrender, the Corporation will duly and timely file an election in respect thereof under subsection 110(1.1) of the Income Tax Act (Canada), where applicable), and (B) if the Optionee elects not to surrender any options as set forth in (A) above or otherwise does not exercise such options prior to the completion of the Liquidity Event, all such unexercised options held by such Optionee will terminate and expire immediately prior to the closing of the Liquidity Event.  For the avoidance of doubt, the payments described in (d) and (e) above will be zero if the value of the Common Stock issuable to the Optionee upon exercise of the option in connection with the Liquidity Event is equal to or less than the exercise price of such option.

For these purposes, a “Liquidity Event” means (a) a transaction, whether by way of a take-over bid, amalgamation, plan of arrangement, sale of securities, sale of all or substantially all of the assets or otherwise and whether for cash or non-cash consideration, pursuant to which (i) in the case of any transaction other than a sale of all or substantially all of the assets of the Corporation, at least 50% of the interests in the Corporation are, directly or indirectly, disposed of by the shareholders or (ii) in the case of a sale of assets, the offeror acquires all or substantially all of the assets of the Corporation; (b) an initial public offering of the Corporation, resulting in the holding by the public of Common Shares of the Corporation (or its successor entity), or a transaction giving rise to a stock exchange listing; or (c) the commencement of a liquidation of the Corporation.

15            Non-Transferability. All benefits, rights and options accruing to the Optionee in accordance with the terms and conditions of the Plan shall not be transferable or assignable except as specifically permitted by this Plan. Any benefits, rights and options may be exercised only by the Optionee or the Optionee’s legal representative on death.

16            Amendment and Termination of Plan. The Board may, at any time, amend, modify, suspend, or terminate the Plan, subject to such approvals as may be required under the rules of any Authority, and provided that any amendment or modification does not materially adversely affect, in the Board’s determination acting reasonably, the terms of any options granted under the Plan before that time. Options outstanding at the time of the Plan’s termination may continue to vest or be exercised in accordance with their terms.

17            Necessary Approvals. If any Common Shares cannot be issued to an Optionee for legal or other legitimate reasons, in the Board’s determination acting reasonably, the obligation of the Corporation to issue such Common Shares shall terminate and any option exercise price paid to the Corporation will be returned to the Optionee.

18            No Rights as Shareholder. The Optionee has no rights as a shareholder in respect of any of the optioned Common Shares (including any right to receive dividends or other distribution therefrom or thereon) except in respect of which the option has been properly exercised in accordance with the terms of the Option Agreement and this Plan.

19            Effective Date of Plan. This Plan shall become effective upon its approval by the Board, provided, that approval by the Corporation’s shareholders must occur before the first anniversary of the date the Plan is adopted by the Board.

20            Governing Law. The Plan and all Option Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware excluding its conflict of laws rules.

21            U.S. Optionees. Notwithstanding anything in this Plan to the contrary, with respect to Optionees who are subject to taxation in the United States:

(a)	The Plan and options granted under the Plan will be interpreted to the greatest extent possible in a manner that makes the Plan and the options exempt from Section 409A, and to the extent not so exempt, in compliance with the requirements imposed by Section 409A. If any Plan provision or option would result in the imposition of an additional tax under Section 409A, the Corporation and the Optionee intend that the Plan provision or option will be reformed to avoid imposition, to the extent possible, of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Optionee’s rights to an option, provided, that, such intent and related reformation shall not apply to any Option Agreement that intentionally provides for the grant of an option that is subject to and noncompliant with Section 409A. Each Optionee further agrees that the Board, in the exercise of its sole discretion and without the consent of the Optionee, may amend or modify an option in any manner and delay the payment of any amounts payable pursuant to an option to the minimum extent necessary to meet the requirements of Section 409A as the Board deems appropriate or desirable, provided, that, such unilateral amendment or modification right shall not apply to any Option Agreement that intentionally provides for the grant of an option that is subject to and noncompliant with Section 409A. Notwithstanding anything in this Plan to the contrary, no option held by a U.S. taxpayer that is deemed to be subject to Section 409A shall be payable solely due to a Liquidity Event, unless such event also meets the requirements for a “change in ownership” or a “change in control” within the meaning of Section 409A. Except as provided in any agreement between the Corporation and an Optionee, notwithstanding the foregoing, none of the Corporation, the Board, or the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Optionee under Section 409A and none of the Corporation, the Board, or the Committee will have any liability to any Optionee for such tax or penalty unless such obligation is expressly set forth in the applicable Option Agreement.

Only employees of TEI may have been granted options under the TEI Plan that were intended to be Incentive Stock Options and have been substituted hereunder. In no event shall the Corporation have any obligation or liability to an Optionee if an option is determined not to qualify as an Incentive Stock Option. If an Optionee makes a disposition (as defined in Section 424(c) of the Code) of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of two years from the date on which the Incentive Stock Option was granted or prior to the expiration of one year from the date on which the Incentive Stock Option was exercised, the Optionee shall send written notice to the Corporation of the date of such disposition, the number of Common Shares disposed of, the amount of proceeds received from such disposition, and any other information relating to such disposition as the Corporation may reasonably request. The Optionee shall, in the event of such a disposition, make appropriate arrangements with the Corporation to provide for the amount of any additional withholding required by Sections 3102 and 3402 of the Code and applicable State income tax laws.